FINAL TRANSCRIPT

Conference Call Transcript

ACCL — Q1 2005 Accelrys Inc. Earnings Conference Call

Event Date/Time: Jul. 29. 2004 / 5:00PM ET
Event Duration: N/A

© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Mark Emkjer
Accelrys, Inc. — President and CEO

John Hanlon
Accelrys, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

John Woolford
Legg Mason — Analyst

Ben Nahum
David Green — Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the Accelrys first quarter 2005 earnings results conference call. At this time we’ve placed all attendee lines in a listen-only mode. After the speakers’ remarks, we’ll open the call to a Q&A session. If at any time during this call you require assistance, key star 0 on your tone dial phone and an operator will be happy to assist you. We’ll remind you this call is being web cast and recorded for replay. I would now like to turn the call over to your conference host, Mark Emkjer, President and CEO.

Mark Emkjer — Accelrys, Inc. — President and CEO

Thank you and good afternoon everyone. Joining me today is John Hanlon, our CFO.

We released first quarter fiscal 2005 results earlier today and, during this call, we will be discussing future events. As always, I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements. We refer you to today’s earnings press release, as well as our periodic SEC filings for a more in-depth analysis of the company. We disclaim any responsibility to update forward-looking statements. We reported lower revenue today when comparing the June, 2004 quarter to the June, 2003 quarter. However, it is important to note that orders books by our worldwide sales force were virtually flat year-on-year when adjusted for 1 renewal order, which was booked in June, 2003, but pulled into March, 2004 at the request of the customer. It is also worth noting that orders booked in the June quarter were substantially higher than last quarter, validating our comment then that the March quarter is not predictive of our full-year performance. Our expenses were lower in the current quarter when compared to last year, which demonstrates that we continue to focus on cost containment as we strive to deliver positive operating results at Accelrys. At this time, I will turn the call over to John for a recap of our Q1 numbers.

John Hanlon — Accelrys, Inc. — CFO

Thank you, Mark. For our first quarter ended June 30, 2004, revenue was $14.2m. This compares to the $19.1m reported in the same period of 2003. Orders booked by our worldwide sales force for software licenses, maintenance and services were flat to a year ago at about $15m when we exclude a major contract that was renewed in June, 2003, but pulled in to March, 2004 at the request of the customer. The decline in revenue then was attributed to the change in revenue recognition as we transitioned to subscription accounting. The earlier booking of the contract noted previously lowered consulting revenue as a result of our decision to cease unprofitable projects and lower consortia and maintenance revenues. Subscription accounting accounted for over $2m of the difference in revenue. Our cost of revenue was $1.2m lower in the June, 2004 quarter compared to 2003 principally due to the finalization of the amortization of acquired technology in September of 2003, and lower royalties.

R&D expenses were $453,000 lower in the June, 2004 quarter, compared to 2003, as we have restructured our development group; both in relation to our mix of scientists and engineers, and in terms of geographical locale. We have accomplished this while improving delivery time and quality. In the quarter, the development group delivered 12 new releases for our customers.

Sales, marketing and administrative expenses were $1.7m lower in the June, 2004 quarter, compared to 2003. Lower head count and a reduced corporate burden resulting from the spin-off of Pharmacopeia Drug Discovery are driving lower expense levels.

Our loss from continuing operations then was $5.5m in 2004, compared to $3.9m in 2003. Interest and other income was $585,000 in this quarter compared to $899,000 in the June, 2003 quarter; as a result of lower interest rates and lower cash balances.

Our provision for income taxes is based on our estimate of full-year results. We have reported tax expense of $135,000 in 2004 compared to $345,000 in 2003.

As a result of the spin-off of the drug discovery unit on April 30, 2004, we are reporting their April results as discontinued operations in the current period and for all prior periods. In the June, 2004 quarter, we are reporting a loss from discontinued operations of $1.1m compared to a loss of $345,000 in the June, 2003 quarter.

In 2004, our net loss from continuing operations was $.21 per share. In 2003, our net loss from continuing operations was $.14 per share. Including discontinued operations, our net loss in 2004 was $6.2m, or $.25 per share compared to $3.8m loss in the quarter ended June of 03, or $.16 per share.

Deferred revenues, which will be recognized in future periods, increased substantially to $28.1m at June 30, 2004; from $21.9m at June 30, 2003. This is principally attributed to the transition to subscription accounting which we introduced via a new license agreement in January, 2004. This transition will result in lower reported revenues for potentially the next 3 - 4 quarters.

Our balance of cash and marketable securities was $83.8m at June 30, 2004, and $141.3m at June 30, 2003. At April 30, 2004, in conjunction with the spin-off of Pharmacopeia Drug Discovery, Accelrys made a capital contribution to that division of $46.5m. In addition, transaction costs due to lawyers, accountants and others were paid in connection with that spin. Other recent 1-time cash outflows included severance payments and the funding of the retirement of our former chief executives.

With regard to guidance, we expect orders to increase modestly in fiscal 2005 when compared to the 12 months ended March 31, 2004. Revenues for fiscal 2005 will be substantially lower as Accelrys customers adopt our new license offering that requires subscription accounting. Deferred revenues which will be recorded as revenue in future periods, will increase in relation to the decrease of reported revenues.

Note that Accelrys has elected to close its year on March 31, rather than December 31. As a result, the 3 months ended March 31, 2004 will be reported in future periods as a transition period per SEC guidelines. I will now turn the call back to Mark. Mark.

Mark Emkjer — Accelrys, Inc. — President and CEO

Thank you, John. A number of activities in the quarter were encouraging, and they included 12 new releases from our development group, key wins in sales, significant momentum in corporate development, the launch of our Nanotechnology Consortium, continued cost containment and the completion of our management team. In fact, we have just received the acceptances of a new VP of Marketing and a VP General Counsel. A news release on both of these executives will be issued soon. At this time, I will tell you that I am elated that we have attracted such high caliber talent.

Our R&D group issued 12 new released during the June quarter across all of our product lines. These releases provide new science and enhanced functionality for our customers. I am particularly pleased by our quality metrics, which are demonstrating substantial improvement over last year; and thus far, are exceeding our objectives for fiscal 2005.

The sales force closed a number of wins in a very competitive environment this quarter. These contracts included a significant services agreement with Northrop Grumman. In addition, contracts were signed with Bayer Health Care and Serono, where both companies increased their investment in our products over last year. Finally, we secured a major contract with the National Institute of Health whereby 27 of their sites will have access to our life science, modeling and simulation technology.

Our corporate development group was very active during the quarter, closing 7 deals with both academic and commercial institutions; most of which will provide valuable new functionality in future software releases. One such deal licensed from Boston University called RDOCK/ZDOCK will provide protein-to-protein docking functionality for our customers. We will continue to increase our scientific collaborations around the world to deliver incremental, new and novel functionality to our customer base.

The Nanotechnology Consortium was launched July 1st, and we will soon be announcing a fall road show and the date or our inaugural meeting. Our pipeline of potential members includes an impressive array of leading scientific and commercial institutions.

In closing, I remain absolutely committed to improving our financial performance. We will continue to restrain our spending, implement quality systems and drive revenue growth — organically and through new business development and M&A activity.

We will now open the call to questions. I’d like to encourage investors and analysts on the call to ask questions now, rather than later, at individual phone calls. As you know, in light of SEC guidelines, we will be unable to answer questions of a material nature on an individual basis. For those of you listening to this call via the web cast, or for those of you with access to replay, please feel free to contact us to review any topics discussed on this call. I’ll now allow the call to be opened for questions. Ron.

TRANSCRIPT

Operator

And, if you do have a question, key star 1 on your touchtone phone. If you want to withdraw the question, key star 2. Again, star 1 for questions. And, our first question will come from John Woolford from Legg Mason.

John Woolford — Legg Mason — Analyst

Hi, good afternoon.

Mark Emkjer — Accelrys, Inc. — President and CEO

Hey, John.

John Woolford — Legg Mason — Analyst

Just 2 quick questions. Now that you’ve been out there using the new subscription license and presenting that to your customers, I was wondering if you could tell us a little bit of — exactly what is the reaction you’re getting from customers. And then, second of all, can you just talk a little about the market in general. What are you seeing in terms of some of the different segments as — is Pharma still stable, are they increasing seats; and how about biotech. I mean, we have to raise some money in the biotech area, so I’m wondering if you’re starting to see any of that.

Mark Emkjer — Accelrys, Inc. — President and CEO

Sure. Regarding the licensure, what’s interesting is we are seeing quite an uptake in it in terms of the subscription model. What the model does — or the licensure does is it allows clients to basically swap products throughout the use of the — or during the duration of the subscription period. And, in fact John, we’ve seen so much interest that we’re finding some of our clients who purchased perpetual licenses earlier in our maintenance, are inquiring as to switching to subscription models that gives them the ability to move between applications.

Relative to the market, my own opinion Pharma is good news compared to last year at this time. Last year at this time, we were seeing reductions in budget, as so we saw very aggressive attempts by our customers to cut prices, to scale back, etc. This year I would say, from my perspective, it’s more flat. The budgets are flat; we’re not seeing declines. We’re seeing much more stability.

Relative to biotech, we’re not seeing the uptake yet, but I would tell you this; our funnel is building in the biotech sector and as we look out to visibility in Q3, we’re feeling very good about the uptake there. So, perhaps that funding takes 6 months to a year to move downstream and to where it shows up in our order intake line.

In the industrial-chemical, the materials side, we’re seeing a lot of interest in the material science product offering that we have. Also, Nano-Technology is spurring quite a bit of interest. We’re seeing Nano centers being started in many places throughout the world. So, if I had to rank it overall, I’d say the materials area looks very strong; Pharma appears to be at least flat to perhaps starting to move up; and biotech, in my opinion, appears to be coming on 3 to 6 months out.

John Woolford — Legg Mason — Analyst

Great. Thanks.

Mark Emkjer — Accelrys, Inc. — President and CEO

Thank you, John.

Operator

Again, its star 1 for questions, and our next question will come from Ben Nahum from David Green.

Ben Nahum — D.J. Green — Analyst

Hi Mark and John. How are you. You’re going to have to excuse my questions. My brain is a little fried after 8 conference calls today. But, to the point of both guidance for subscription revenues, I’m not clear of what you’re saying, John, on the guidance.

John Hanlon — Accelrys, Inc. — CFO

We haven’t given out numbers, Ben.

Ben Nahum — D.J. Green — Analyst

That’s why I’m not clear.

John Hanlon — Accelrys, Inc. — CFO

Exactly; precisely. And, in fact, so much depends on the mix of licenses that come in in the December quarter which, as you know, is substantial; by far our biggest quarter, and that’ll be our Q3, of course. But, I have said that we can see a down side of $10-$12m fact as it were. But, it really will depend on the mix of business in the December quarter.

Ben Nahum — D.J> Green — Analyst

Down 10-12, what’s the absolute number though. What’s the benchmark; down from what – 80/88 or something. I don’t remember the number.

John Hanlon — Accelrys, Inc. — CFO

Well, what was said is that orders will be up slightly to a year ago. If you — you can run the numbers like anyone else. Our 12 month ended March 04 revenues were about $79.4m.

Ben Nahum — D.J. Green — Analyst

Oh, okay. That’s what I wanted to know.

John Hanlon — Accelrys, Inc. — CFO

But, I think that’ll give you the metrics.

Ben Nahum — D.J. Green — Analyst

Oh, okay — fine. How the next thing is on the cost side, Mark, at this point you’ve got to be reluctant to engage in further cost containment because it sounds like you’re at an inflection point. Should we figure that total OPX at around $15.5 a quarter is a good level in order to keep the muscle in the organization to capitalize on what seems like a gradual, but emerging recovery.

Mark Emkjer — Accelrys, Inc. — President and CEO

I would say generally, yes; although there will be some fluctuation based on quarters. I mean, our Q3 Ben, as you know, is huge. This year could be as much as half of our order uptake and so commissions, etc. associated with that would be higher then. But, I also agree with your assumption that we are at an inflection point and that we feel our expense base is at the right level. We are feeling very good about the visibility as we look out into Q3 and Q4. You heard about 7 new business development deals that we licensed during the quarter. It takes us between 1 and 3 quarters to commercialize those and start rolling those out. We had 12 releases last quarter. We are scheduling 16 this quarter. So, we feel that this level of expense is the appropriate level to grow this business, and I would add 1 other comment. I also believe that we can, with the level of employee base that we plan this year, that we can grow this business at probably 20% without adding on additional or incremental employees as we go forward.

Ben Nahum — D.J. Green — Analyst

So, is the break — is the cash break even around $17.5m a quarter?

John Hanlon — Accelrys, Inc. — CFO

We have said that our break-even point is at about $82.5m, and that’s not cash. That’s P&L, and that compares to about $103m in 02. So, I think that’s the level that we’re talking about, Ben — that off of that $82.5m with the mix of employees in our plan, we could support a very substantial revenue base.

Ben Nahum — D.J. Green — Analyst

On the acquisition side Mark, one of the things that I’m always concerned about is that when the business gets better, the asking prices go up; so why not strike while properties are still rationally priced. Do you have any comment on that — your willingness to move while you’re still burning cash.

Mark Emkjer — Accelrys, Inc. — President and CEO

Sure Ben. I’ll tell you what we have told the market and I’m going to have to be very succinct here; and that is — we are very engaged and active at this point in time. And we’ve also told you that it is part of our growth strategy not only organic growth, but also new business development which we’re demonstrating; but the 3rd prong of that is M&A activity. We are active.

Ben Nahum — D.J. Green — Analyst

Okay. What about my commentary that prices are rational now. Is that, in fact true; or did I — would you comment on how...

Mark Emkjer — Accelrys, Inc. — President and CEO

I think prices are, in general, more rational than they were back in 2000 and 2001, before the bubble hit. But, I also think that every deal is different. It depends if you’re buying real estate, if you’re buying something that’s strategic that’s beginning in a nascent stage market that has a lot of growth; the multipliers may be higher, where something that’s more mature and saturated could be less. But it’s deal-by-deal. But yes, I would agree with you. I think that the prices are certainly more rational than I experienced 3 years ago.

Ben Nahum — D.J. Green — Analyst

Last question, Mark. Cash cushion that you don’t want to go below. Can you give us a sense of where that is. Is it $30m; is it 2 quarters of cash OPX; just how do you think about — where the sort of [tank]...

Mark Emkjer — Accelrys, Inc. — President and CEO

Visceral feel — $40-$50m.

Ben Nahum — D.J. Green — Analyst

$40-$50m. Okay, got you. All right, those are my questions. Good luck gentlemen. I hope we are, in fact, at that inflection point; we need it.

Mark Emkjer — Accelrys, Inc. — President and CEO

Thanks Ben.

Operator

And we’ll prompt once more for questions. If you have a question, key star 1. Stand by. And, gentlemen, there are no other questions in the queue. I’ll hand it back over to you for closing.

Mark Emkjer — Accelrys, Inc. — President and CEO

Thank you, Ron. Again, thank you for participating in our call. We look forward to updating you on our progress at the end of our 2d quarter. As always, we thank you for your continued support of Accelrys.

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